Exhibit 99.1

SOURCE: Novo Energies Corporation

Oct 23, 2009

Novo Energies Corporation Announces the Appointment of Hakim Zahar, P.Eng., as President and Andre L'Heureux as Chief Technical Officer

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NEW YORK, NY--(Marketwire - October 23, 2009) - Novo Energies Corporation (OTCBB: NVNC) ("Novo" or the "Company"), an alternative energy company, announces today that it has appointed Hakim Zahar, P.Eng., as the Company's President and Andre L'Heureux as Chief Technical Officer.

Hakim Zahra, P.Eng., previously was a consultant to Novo. Hakim brings over thirty years of experience gained from the implementation of more than 400 projects/programs in the energy and the environment sectors around the world. Mr. Zahar states: "I have spent the last few months closely reviewing Novo's technology and its ability to fulfill its mission to converting waste plastics and tires to fuel and fuel additives. Based upon my analysis, I strongly believe that Novo will be successful in its mission and is uniquely positioned to capitalize on this growing need for alternative renewable energy solutions through its process to transform wastes into liquid fuel. I am excited to be appointed President and to work with Novo' dynamic team to help them achieve the short and medium terms objectives for implementing numerous plants in North America and around the world in the near term."

"We welcome Hakim's acceptance as President. We believe that his desire and direction will lead Novo's execution of its business plan. Hakim has demonstrated that he has the necessary leadership skills. We also want to recognise the many significant accomplishments Andre L'Heureux delivered during his short term as President. Andre has agreed to become Novo's Chief Technical Officer to continue to focusing on Novo's novel technology to convert waste tires and Plastic to fuel and to make room for Hakim to become the President," said Antonio Treminio, Chief Executive Officer of Novo Energies. "As we move ahead with the Company's business goals and our pilot plants implementation, we look forward to receiving Mr. Zahar's leadership."

About Mr. Hakim Zahar: With over 30 years of experience in the energy and environment sectors, Mr. Zahar has implemented more than 400 successful programs/projects in Canada and around the world. Working in classic mechanical engineering since the very beginning of his career, Mr. Zahar has implemented several new industrial plants. Since 2002, Mr. Zahar has been very active in the climate change mitigation and adaptation fields with several projects in Asian countries and around the World. Mr. Zahar is familiar with coordination, management, strengthening and delivery of demand-driven practical services to a large team of experts and companies. With much experience in developing and concluding large turnkey projects, Mr. Zahar provides advice and guidance from the early steps of contracting the suppliers of raw material and for the equipments and project management as well as the operation of plants throughout the world. Mr. Zahar has worked with the World Bank, United Nations Organisations (UNDESA, UNDP and UNEP), regional development banks like AsDB and AfDB, and several International Development Agencies like CIDA, USAID, GTZ, AFD and REEEP, among others. His work was recognized many times. Among others, Mr. Zahar received four awards for his realisations.

About Novo Energies Corporation: Novo is a public company trading on the Over the Counter Bulletin Board Market ("OTCBB") under the symbol NVNC, with offices in New York city, Montreal, and Quebec. The Company's mission is to continue expanding within the renewable energy sector by developing and implementing renewable energy solutions while maintaining its commitment to conserve energy, natural resources and help reduce pollutants and unwanted wastes. Based upon a novel technology, Novo's wholly owned subsidiary WTL Renewable Energy, Inc. will plan, build, own and operate renewable energy plants throughout North America that will transform residual plastics and tires to valuable liquid low carbon fuels such as diesel, gasoline and fuel additives.

Forward-Looking Statements: Except for statements of historical fact, this news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation expectations, beliefs, plans and objectives regarding the development, use and marketability of products. Such forward-looking statements are based on present circumstances and on the Company's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, and are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to fund operations and other factors that the Company has little or no control. Such forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. Risks, uncertainties and other factors are discussed in the Form 10-K of the Company for the fiscal year end August 31, 2008, and other documents filed from time to time by the Company with the Securities and Exchange Commission.

For more information, please contact:

Mr. Antonio Treminio
Chairman and Chief Executive Officer
New York Tel: +1-212-315-9705
Montreal: +1-514-840-3697